EXHIBIT 99.3

Form of Stock Option Assumption Agreement for Timm Medical Technologies, Inc.

ENDOCARE, INC.

STOCK OPTION ASSUMPTION AGREEMENT

Timm Medical Technologies, Inc.

2001 Long Term Incentive and Stock Option Plan

Optionee: ________________________

     This Stock Option Assumption Agreement (“Agreement”) is effective as of the 25th day of March, 2002.

     WHEREAS, the undersigned individual (“Optionee”) holds one or more outstanding options to purchase shares of the common stock of Timm Medical Technologies, Inc., a Delaware corporation (“Target”), that were granted to Optionee under the Target’s 2001 Long Term Incentive and Stock Option Plan (the “2001 Plan”).

     WHEREAS, each of the options granted to Optionee pursuant to the 2001 Plan is evidenced by a stock option agreement (the “Option Agreement”) issued to Optionee under the 2001 Plan.

     WHEREAS, Target has been acquired by Endocare, Inc., a Delaware corporation (“Acquiror”) through the merger of Target with and into TMT Acquisition Corporation, a wholly-owned subsidiary of Acquiror (the “Merger”) pursuant to the Agreement and Plan of Reorganization, by and between Acquiror, TMT Acquisition Corporation and Target, dated February 21, 2002 (the “Merger Agreement”).

     WHEREAS, the provisions of the Merger Agreement require the obligations of Target under each outstanding option granted under the 2001 Plan (the “2001 Options”) to be assumed by Acquiror at the consummation of the Merger and the holder of each such outstanding option to be issued an agreement evidencing the assumption of such option.

     WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the “Exchange Ratio”) in effect for the Merger is 0.1380 of a share of Acquiror common stock (“Acquiror Stock”) for each outstanding share of Target common stock (“Target Stock”).

     WHEREAS, the purpose of this Agreement is to evidence (i) the assumption by Acquiror of the 2001 Options held by Optionee at the time of the consummation of the Merger scheduled to take place on or about March 25, 2002 (the “Effective Time”), and (ii) to reflect certain adjustments to those options which have become necessary in connection with their assumption by Acquiror in the Merger.

     NOW, THEREFORE, it is hereby agreed as follows:

     1. The Optionee hereby waives any claim or right that may be held by the Optionee relating to the validity of the grant of the 2001 Options to Optionee under state securities laws.

     The number of shares of Target Stock subject to the 2001 Options held by Optionee immediately prior to the Effective Time (the “Target Options”) and the exercise price payable per share are set forth below. Acquiror hereby assumes, as of the Effective Time, all the duties and obligations of Target under each of the Target Options. In connection with such assumption, the number of shares of Acquiror Stock purchasable under each Target Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of Acquiror Stock subject to each Target Option hereby assumed shall be as specified for that option below, and the adjusted exercise price payable per share of Acquiror Stock under the assumed Target Option shall also be as indicated for that option below.

TARGET STOCK OPTIONS		ACQUIROR ASSUMED OPTIONS

# of Shares of	Exercise Price	# of Shares of	Adjusted Exercise
Target Common Stock	per Share	Acquiror Common Stock	Price per Share

	$1.00		$7.25

     The intent of the preceding adjustments to each assumed Target Option is to assure that the spread between the aggregate fair market value of the shares of Acquiror Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will not, immediately after the consummation of the Merger, be greater than the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the Target Stock subject to the Target Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also intended to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the Target Option immediately prior to the Merger.

     Each Target Option shall continue to have a maximum term of ten (10) years from the date of grant, subject to earlier termination (as provided in the applicable Option Agreement) following Optionee’s cessation of service or employment.

     The following provisions shall govern each Target Option hereby assumed by Acquiror:

(a) Unless the context otherwise requires, all references in each Option Agreement and the 2001 Plan (to the extent incorporated into such Option Agreement) shall be adjusted as follows: (i) all references to the “ Company” shall mean Acquiror, (ii) all references to “Stock,” “Common Stock” or “Shares” shall mean shares of Acquiror Stock, (iii) all references to the “Board” shall mean the Board of Directors of Acquiror and (iv) all references to the “Committee” shall mean the Compensation Committee of the Acquiror Board of Directors.

(b) Except as modified by this Agreement, the grant date and the expiration date of each assumed Target Option and all other provisions which govern either the exercise or the termination of the assumed Target Option shall remain the same as set forth in the Option Agreement applicable to that option, and the provisions of the 2001 Plan, the provisions of which are incorporated herein by reference and a copy of which is attached hereto as Exhibit A, and the Option Agreement shall accordingly govern and control Optionee’s rights under this Agreement to purchase Acquiror Stock under the assumed Target Option.

(c) Each Target Option assumed by Acquiror which was originally designated as an Incentive Stock Option under the federal tax laws shall retain such Incentive Stock Option status to the maximum extent allowed by law.

(d) Each Target Option hereby assumed by Acquiror shall continue to vest and become exercisable in accordance with the same vesting schedule in effect for that option under the applicable Option Agreement immediately prior to the Effective Time; except, that the number of shares subject to each such installment shall be adjusted to reflect the Exchange Ratio.

(e) For purposes of applying any and all provisions of the Option Agreement and the 2001 Plan relating to Optionee’s status as an employee or a consultant of Target, Optionee shall be deemed to continue in such status as an employee or a consultant for so long as Optionee renders services as an employee or a consultant to Acquiror or any present or future majority-owned Acquiror subsidiary. Accordingly, the provisions of the Option Agreement governing the termination of the assumed Target Options upon Optionee’s cessation of service as an employee or a consultant of Target shall hereafter be applied on the basis of Optionee’ s cessation of employee or consultant status with Acquiror and its subsidiaries, and each assumed Target Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of employee or consultant status.

(f) The adjusted exercise price payable for the Acquiror Stock subject to each assumed Target Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of Acquiror Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as Target Stock prior to the Merger shall be taken into account.

(g) In order to exercise each assumed Target Option, Optionee must deliver to Acquiror a written notice of exercise in which the number of shares of Acquiror Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Acquiror Stock and should be delivered to Acquiror at the following address:

Endocare, Inc. 201 Technology Irvine, CA 92618 Attention: John V. Cracchiolo

     Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.

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     IN WITNESS WHEREOF, Endocare, Inc. has caused this Stock Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the ____ day of _________________;, 2002.

ENDOCARE, INC

By:

Paul W. Mikus, Chief Executive Officer

ACKNOWLEDGMENT

     The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Target Options hereby assumed by Acquiror are as set forth in the Option Agreement, the 2001 Plan and such Stock Option Assumption Agreement.

__________________, OPTIONEE

DATED: __________________, 2002

EXHIBIT A

2001 LONG TERM INCENTIVE AND STOCK OPTION PLAN

[Filed as Exhbit 99.1 to this Registration Statement]